Exhibit 99.1
Purchase, New York       Telephone: 914-253-3941       www.pepsico.com

Contact:	Jenny Schiavone Director, Public Information
PEPSICO REPORTS FIRST QUARTER 2008 RESULTS
•	Strong Worldwide Net Revenue Growth of 13%

•	Reported Operating Profit Increased 9%, and Division Operating Profit Increased 10%

•	EPS Increased to $0.70

•	Company Confirms Full-Year Earnings Per Share Guidance of at Least $3.72
PURCHASE, N.Y., April 24, 2008 – PepsiCo reported first-quarter earnings per share of $0.70. The Company delivered strong operating results with 13% net revenue and 10% division operating profit growth.
Summary of PepsiCo First Quarter 2008 Results

% Growth Rate
Volume (Servings)	4
Revenue	13
Division Operating Profit	10
Net Income	5
Earnings Per Share	7
PepsiCo Chairman and CEO Indra Nooyi said, “We delivered a strong first quarter. Each of our operating divisions had positive results, and we are pleased with the performance of the total portfolio. During the quarter, we faced the challenge of a macroeconomic slowdown in the U.S. and continued global commodity inflation, but the strength and breadth of our global footprint and portfolio helped us deliver strong first quarter results. We drove growth in our global core trademarks like Lay’s, Mountain Dew and Pepsi and delivered innovation like G2 and TrueNorth nuts in North America and Tropicana juice drinks in China, India and the U.K.
“At PepsiCo Americas Foods (PAF) the impact of commodity cost pressures were significant, but the combination of pricing and productivity actions delivered solid results. PAF’s results were driven by strong performance in the Latin America Foods division (LAF), and solid volume growth at Frito-Lay North America (FLNA).

“PepsiCo Americas Beverages (PAB) continued their solid top- and bottom-line growth trend. Latin America was strong, but soft U.S. LRB category trends lowered North America volumes.
“PepsiCo International (PI) performed well on virtually every dimension. Volume gains in snacks and beverages were broad-based and balanced across the segments.
“During the quarter, we made significant progress to strengthen our platforms for future growth and profitability. In partnership with the Pepsi Bottling Group, we announced the acquisition of Lebedyansky, the largest juice company in Russia – adding market leading, healthy juice brands to our portfolio in this large and growing market. We also completed a joint venture with the Strauss Group to add Sabra fresh, refrigerated dips to our North American snacks portfolio.
“In total, our first quarter was a solid start to the year, and we are reiterating our full-year outlook. While commodities and the economic outlook remain dynamic, we believe our pricing, productivity and investment strategies will allow us to continue to deliver on our long-term goals.”
Summary of Division Reported Q1 2008 Results

	% Growth Rate
				Division
				Operating
	Volume		Revenue	Profit
PAF	3		13	8
FLNA	2		7	4
QFNA	0		7	7
Latin America Foods	8		37	27

PAB	(0.6)		6	7

PI	11 / 15	*	27	26
UK/Europe	8 / 25	*	23	18
Middle East/Africa/Asia	15 / 11	*	30	32

Total PepsiCo	4 / 4	*	13	10

*	snacks/beverages
PepsiCo Americas Foods (PAF) grew revenue 13% and operating profit 8%. Volume increased 3% and net revenue grew 13% reflecting volume growth, positive net pricing and favorable mix. In spite of higher commodity costs, PAF delivered 8% operating profit growth and strong overall performance.
FLNA volume grew 2%. Volume growth was driven by mid-single-digit growth in trademark Lay’s and high-single-digit growth in trademark Cheetos and dips, partially offset by double-digit declines in Quaker rice cakes and a low-single-digit decline in trademark Doritos, which was overlapping 13% prior year growth. Revenue at FLNA grew 7%, reflecting volume growth and the first phase of net pricing gains primarily in the form of weight-outs. Operating profit grew 4%, driven by net revenue growth, partially offset by higher commodity costs.

In QFNA, cereal volume grew 3% driven by Ready-to-Eat Cereal and Quaker Oatmeal, offset by declines in Rice-A-Roni and Aunt Jemima. Revenue grew 7% as a result of pricing actions and favorable mix. Operating profit also grew 7%, reflecting revenue growth partially offset by increased raw material costs.
LAF volume grew 8%, including a double-digit increase in Argentina and high-single-digit growth in Gamesa – and with a 3.5 point benefit from the acquisition of Lucky Snacks in Brazil. Weight-outs resulted in a low-single-digit decline in kilo volume at Sabritas, but its unit volume was up 2%. During the quarter, we accelerated volume in our recently acquired Lucky brands by fully leveraging their production capacity to compensate for disruptions resulting from a fire which destroyed a major Brazilian snacks facility. Revenue grew 37% driven by: net effective pricing; a 20 point benefit from both acquisitions and the consolidation of a snack joint venture; and a 5.5 point contribution from foreign currency. Operating profit grew 27%, fueled by net revenue growth, partially offset by higher commodity costs. Acquisitions and consolidations contributed 7 points, and foreign currency contributed 4 points.
PepsiCo Americas Beverages (PAB) grew revenue 6% and operating profit 7%. PAB volume decreased slightly during the quarter as a result of a 2% decline at PBNA, offset by a mid-single-digit volume increase in our Latin America markets. In our North America business, carbonated soft drinks (CSD) volume declined 3%, and non-carbonated beverages (NCB) volume was even with prior year. Within CSDs, trademark Mountain Dew continued to grow, but trademark Pepsi volume declined mid-single digits. NCB performance was led by a 6% increase in Gatorade sports drinks, offset by mid-single-digit declines in our juice and juice drinks portfolio and our base Aquafina water business.
In Latin America, volume was driven by mid-single-digit growth in the CSD portfolio and high-single-digit growth in NCBs.
PAB’s net revenue grew 6%, driven by net pricing, favorable mix and price increases taken on Gatorade and CSD concentrate. Operating profit increased 7%, primarily reflecting net revenue growth. Foreign currency contributed 1 point to revenue and 2 points to operating profit.
PepsiCo International (PI) grew revenue 27% and operating profit 26%.
PI drove 11% snack and 15% beverage volume growth. Revenue grew 27%, fueled by strong volumes and effective net pricing. Operating profit increased 26%, including a substantial increase in advertising and marketing investment.
In the UK/Europe (UKEU) segment, broad-based snack volume growth of 8% was driven primarily by double-digit growth in Russia and high-single-digit growth in Spain. The U.K. based Walkers business had a volume decrease of less than 1%, reflecting the impact of price increases. Acquisitions increased snack volume by 1 point. UKEU beverage volume grew 25%, including 17 points from the Sandora acquisition and the expansion of the Pepsi Lipton Joint Venture. Poland, Romania and Russia all grew volume double digits, and UK beverages grew at a high-single-digit rate, reflecting strength in Tropicana.

UKEU net revenue increased 23%, reflecting volume growth and effective net pricing; acquisitions added 6 points and foreign currency contributed 9 points. Operating profit grew 18%, driven primarily by the net revenue growth partially offset by increased raw material costs. Operating profit was reduced 3 points as a result of acquisitions and was increased 10 points by foreign currency.
In the Middle East/Africa/Asia (MEAA) segment, snack volume grew 15%, led by double-digit growth across China, South Africa, the Middle East and India. In beverages, 11% volume growth in the MEAA segment reflected broad-based growth led by double-digit growth in China and the Middle East. Both CSDs and NCBs grew at double-digit rates. Net revenue increased 30%, reflecting volume growth and favorable effective net pricing; acquisitions and consolidations contributed 6 points (primarily reflecting the consolidation of a bottling joint venture in China) and foreign currency added 8 points. Operating profit grew 32% as a result of revenue growth, partially offset by higher raw material costs and increased advertising and marketing. Operating profit was increased 8 points by acquisitions and consolidations and 7 points by foreign currency.
Higher tax rate, net interest expense and corporate costs impacted EPS growth.
Corporate unallocated expenses increased $14 million in the quarter primarily due to: mark-to-market losses overlapping gains in the prior year; continued investment in our business transformation initiative; higher research and development costs; partially offset by lower deferred compensation costs. Lower deferred compensation costs were offset by losses on the corresponding hedges recorded in interest income. Interest expense increased $16 million, reflecting higher net debt balances.
For the quarter, the reported tax rate was 26.7% versus 25.6% in the previous year; the increase in the rate reduced EPS growth by 2 percentage points.
For the Company in total, foreign exchange contributed 3 points to revenue and 2.5 points to division operating profit.
2008 GUIDANCE
Company expects 2008 performance to be consistent with long-term targets.
For 2008, the Company expects 3% to 5% volume growth, high-single-digit net revenue growth and EPS of at least $3.72. The Company expects 9% to 10% total worldwide commodity cost inflation. The tax rate is expected to be about 27.5%.
Cash provided by operating activities is expected to be approximately $7.6 billion and capital spending about $2.7 billion. The Company intends to spend $4.3 billion in share repurchases.

About PepsiCo
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2007 annual revenues of more than $39 billion. The Company employs approximately 185,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the Company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the Company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance, including our 2008 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for our products, as a result of shifts in consumer preferences or otherwise; our ability to maintain our reputation; our ability to build and sustain our information technology infrastructure, successfully implement our business process transformation initiative or outsource certain functions effectively; fluctuations in the cost and availability of raw materials; our ability to compete effectively; disruption of our supply chain; trade consolidation, the loss of any key customer, or failure to maintain good relationships with our bottling partners; changes in the legal or regulatory environment; our ability to hire or retain key employees; unfavorable economic, environmental or political conditions in the countries where we operate; and market risks arising from changes in commodity prices, foreign exchange rates and interest rates. For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss first-quarter 2008 results and the outlook for the full-year 2008. For details, visit the Company’s website at www.pepsico.com.

PepsiCo Reorganization. As a result of the previously announced reorganization, in the first quarter of 2008 the Company began reporting six business segments – Frito-Lay North America, Quaker Foods North America, Latin America Foods, PepsiCo Americas Beverages, UK/Europe and Middle East/Africa/Asia – up from four segments in 2007.
Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found under “PepsiCo Financial Press Releases” on the Company’s website in the “Investors” section at www.pepsico.com.
Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the first quarter comprising January, February and March for North America, and January and February for our bottlers outside of North America.
Bottler Case Sales (BCS). BCS represents physical beverage volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.
Concentrate Shipment Equivalents (CSE). CSE represents PepsiCo’s physical beverage volume shipments to bottlers, retailers and independent distributors.
“Effective net pricing” refers to the combined impact of mix and price. “Net pricing” refers to the combined impact of list price changes, discounts and allowances. “Pricing” refers to the impact of list price changes.
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PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions, except per share amounts)

	12 Weeks Ended
	3/22/08	3/24/07
	(unaudited)
Net Revenue	$8,333	$7,350

Costs and Expenses
Cost of sales	3,834	3,285
Selling, general and administrative expenses	2,934	2,635
Amortization of intangible assets	12	11

Operating Profit	1,553	1,419

Bottling Equity Income	70	74
Interest Expense	(58)	(42)
Interest Income	1	22

Income before Income Taxes	1,566	1,473

Provision for Income Taxes	418	377

Net Income	$1,148	$1,096

Diluted
Net Income per Common Share	$0.70	$0.65
Average Shares Outstanding	1,632	1,673

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions)

	12 Weeks Ended
	3/22/08	3/24/07
	(unaudited)
Net Revenue

Frito-Lay North America	$2,730	$2,553
Quaker Foods North America	495	463
Latin America Foods	971	710

PepsiCo Americas Foods	4,196	3,726

PepsiCo Americas Beverages	2,360	2,220

United Kingdom & Europe	911	740
Middle East, Africa & Asia	866	664

PepsiCo International	1,777	1,404

Total Net Revenue	$8,333	$7,350

Operating Profit

Frito-Lay North America	$633	$610
Quaker Foods North America	166	156
Latin America Foods	167	133

PepsiCo Americas Foods	966	899

PepsiCo Americas Beverages	504	473

United Kingdom & Europe	102	86
Middle East, Africa & Asia	139	105

PepsiCo International	241	191

Division Operating Profit	1,711	1,563

Corporate	(158)	(144)

Total Operating Profit	$1,553	$1,419

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in millions)

	12 Weeks Ended
	3/22/08	3/24/07
	(unaudited)
Operating Activities
Net income	$1,148	$1,096
Depreciation and amortization	303	276
Stock-based compensation expense	72	63
Excess tax benefits from share-based payment arrangements	(53)	(47)
Pension and retiree medical plan contributions	(38)	(34)
Pension and retiree medical plan expenses	104	118
Bottling equity income, net of dividends	(52)	(57)
Deferred income taxes and other tax charges and credits	122	11
Change in accounts and notes receivable	(353)	(377)
Change in inventories	(175)	(134)
Change in prepaid expenses and other current assets	(335)	(75)
Change in accounts payable and other current liabilities	(326)	(413)
Change in income taxes payable	151	269
Other, net	(48)	(70)

Net Cash Provided by Operating Activities	520	626

Investing Activities
Capital spending	(309)	(267)
Sales of property, plant and equipment	53	4
Acquisitions and investments in noncontrolled affiliates	(146)	(431)
Cash proceeds from sale of The Pepsi Bottling Group (PBG) and PepsiAmericas, Inc. (PAS) stock	80	94
Short-term investments, net	558	402

Net Cash Provided by/(Used for) Investing Activities	236	(198)

Financing Activities
Payments of long-term debt	(254)	(26)
Short-term borrowings, net	1,978	14
Cash dividends paid	(610)	(498)
Share repurchases – common	(1,460)	(882)
Share repurchases – preferred	(1)	(2)
Proceeds from exercises of stock options	223	236
Excess tax benefits from share-based payment arrangements	53	47

Net Cash Used for Financing Activities	(71)	(1,111)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	9	(1)

Net Increase/(Decrease) in Cash and Cash Equivalents	694	(684)

Cash and Cash Equivalents – Beginning of year	910	1,651

Cash and Cash Equivalents – End of period	$1,604	$967

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

	3/22/08	12/29/07
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,604	$910
Short-term investments	993	1,571

Accounts and notes receivable, net	4,813	4,389

Inventories
Raw materials	1,096	1,056
Work-in-process	225	157
Finished goods	1,171	1,077

	2,492	2,290

Prepaid expenses and other current assets	1,163	991

Total Current Assets	11,065	10,151

Property, plant and equipment, net	11,263	11,228
Amortizable intangible assets, net	792	796

Goodwill	5,209	5,169
Other nonamortizable intangible assets	1,256	1,248

Nonamortizable Intangible Assets	6,465	6,417

Investments in noncontrolled affiliates	4,370	4,354
Other assets	1,744	1,682

Total Assets	$35,699	$34,628

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term obligations	$1,103	$—
Accounts payable and other current liabilities	7,386	7,602
Income taxes payable	98	151

Total Current Liabilities	8,587	7,753

Long-term debt obligations	4,884	4,203
Other liabilities	4,833	4,792
Deferred income taxes	681	646

Total Liabilities	18,985	17,394

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(133)	(132)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	336	450
Retained earnings	28,642	28,184
Accumulated other comprehensive loss	(711)	(952)

	28,297	27,712
Less: Repurchased common stock	(11,491)	(10,387)

Total Common Shareholders’ Equity	16,806	17,325

Total Liabilities and Shareholders’ Equity	$35,699	$34,628

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions of shares, except dollar amounts, and unaudited)

	12 Weeks Ended
	3/22/08	3/24/07

Beginning Net Shares Outstanding	1,605	1,639
Options Exercised/Restricted Stock Units Converted	7	8
Shares Repurchased	(21)	(15)

Ending Net Shares Outstanding	1,591	1,632

Weighted Average Basic	1,599	1,637
Dilutive securities:
Options	28	31
Restricted Stock Units	4	4
ESOP Convertible Preferred Stock/Other	1	1

Weighted Average Diluted	1,632	1,673

Average Share Price for the period	$71.48	$63.94
Growth Versus Prior Year	12%	9%

Options Outstanding	114	132
Options in the Money	114	121
Dilutive Shares from Options	28	31
Dilutive Shares from Options as a % of Options in the Money	24%	26%

Average Exercise Price of Options in the Money	$49.90	$44.41

Restricted Stock Units Outstanding	7	8
Dilutive Shares from Restricted Stock Units	4	4

Average Intrinsic Value of Restricted Stock Units Outstanding*	$63.04	$58.42

* Weighted-average intrinsic value at grant date

Reconciliation of GAAP and Non-GAAP Information
(unaudited)
The financial measures listed below are not measures defined by generally accepted accounting principles (GAAP). However, we believe investors should consider these measures as they are more indicative of our ongoing performance and how management evaluates our operational results and trends. Specifically, investors should consider the following with respect to our quarterly results:
•	Our 2008 and 2007 division operating profit;

•	Our 2008 division operating profit growth; and

•	Impact of foreign currency on division operating profit growth.
Operating Profit Growth Reconciliation

	Quarter
	Ended
	3/22/08
Division Operating Profit Growth	10%
Impact of Corporate Unallocated	—

Total Operating Profit Growth	9	%*

* Does not sum due to rounding
Foreign Currency Reconciliation

	Quarter
	Ended
	3/22/08
Impact of Foreign Currency on Division Operating Profit Growth	2.5%
Impact of Foreign Currency on Corporate Unallocated	—

Impact of Foreign Currency on Operating Profit Growth	3	%*

* Does not sum due to rounding.